UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2020

TERADYNE, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-06462	04-2272148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Riverpark Drive, North Reading, MA	01864
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 370-2700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.125 per share	TER	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 1, 2020, Teradyne, Inc. (“Teradyne” or the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Truist Bank, as administrative agent, issuing bank and swingline lender, and the several banks and other financial institutions and lenders from time to time party thereto. The Credit Agreement provides for a three-year, senior secured revolving credit facility of $400 million (the “Credit Facility”).

Proceeds from the Credit Facility may be used for general corporate purposes and working capital. At this time, the Company has not borrowed any funds under the Credit Facility.

The interest rates applicable to loans under the Credit Facility are, at the Company’s option, equal to either a base rate plus a margin ranging from 0.50% to 1.25% per annum or LIBOR (subject to a floor of 0.75% per annum) plus a margin ranging from 1.50% to 2.25% per annum, based on the Consolidated Leverage Ratio (as defined in the Credit Agreement) of the Company and its Restricted Subsidiaries (as defined in the Credit Agreement). In addition, the Company will pay a commitment fee on the unused portion of the commitments under the Credit Facility ranging from 0.25% to 0.40% per annum, based on the then-applicable Consolidated Leverage Ratio.

The Company is not required to repay any loans under the Credit Facility prior to maturity, subject to certain customary exceptions. The Company is permitted to prepay all or any portion of the loans under the Credit Facility prior to maturity without premium or penalty, other than customary LIBOR breakage costs.

The Credit Agreement contains customary events of default, representations, warranties and affirmative and negative covenants that, among other things, limit the Company’s and its Restricted Subsidiaries’ ability to sell assets, grant liens on assets, incur other indebtedness and make certain investments and restricted payments, all subject to exceptions set forth in the Credit Agreement. The Credit Agreement also requires the Company to satisfy two financial ratios measured as of the end of each fiscal quarter: a Consolidated Leverage Ratio and an Interest Coverage Ratio (as defined in the Credit Agreement).

The Credit Facility is guaranteed by certain of the Company’s wholly-owned domestic subsidiaries and secured by assets of the Company and such subsidiaries, including a pledge of 65% of the capital stock of certain foreign subsidiaries.

The foregoing description of the Credit Agreement is not complete and is subject to and qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1

Credit Agreement, dated May 1, 2020, by and among Teradyne, Inc., as the Borrower, Truist Bank, as the administrative agent, issuing bank and swingline lender, and the several banks and other financial institutions and lenders from time to time party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADYNE, INC.

Dated: May 5, 2020	By:	/s/ Sanjay Mehta
	Name:	Sanjay Mehta
	Title:	V.P., Chief Financial Officer and Treasurer